Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:	Contact: John Daniel
Monday, June 19, 2006	(713) 651-4300

KEY ENERGY PROVIDES OPERATIONS AND RESTATEMENT UPDATE

HOUSTON, TX, June 19, 2006 — Key Energy Services, Inc. (Pink Sheets: KEGS) today provided an operational and financial update, including its May 2006 rig and trucking hours, and unaudited selected financial data for the month ended  April 30, 2006. The Company also provided an update on the status of its restatement process.

OPERATIONS UPDATE

Activity levels remain strong as weekly rig hours, excluding the Memorial Day holiday weekend, continue to average over 53,000 hours.   Earlier this month, Key placed in service its first wireline unit in its new Texas-based electric wireline operation. The Company has ordered 10 units and anticipates delivery of at least one unit per month until the order is complete.

Commenting on operating activity, Dick Alario, Chairman and CEO, stated, “Our customers continue to request upgraded equipment and highly-trained, efficient crews. To meet these needs, we elected to proceed with our second half pricing initiative which was announced last month. These increases will be phased in during the third quarter and will allow us to continue to invest in our fleet and our people, and to deliver better returns to our shareholders.”

OPERATING DATA

	For the month ending
	May 31, 2006	April 30, 2006	May 31, 2005
Working Days	22	19	21
Rig Hours	234,752	211,394	218,774
Trucking Hours	213,786	185,123	214,373

The Company calculates working days as total weekdays for the month less any company holidays that occur that month. For the month of
June 2006, there are 22 working days.

RESTATEMENT UPDATE

The Company continues to target a filing of the 2003 Form 10-K by the end of June. However, the timing of the filing depends on the time required to complete the audit of the financial statements.

SELECTED FINANCIAL DATA

The following selected financial information for the Company is for the month ended April 30, 2006. This unaudited information has been prepared by management in accordance with generally accepted accounting principles and has not been reviewed or audited by the Company’s independent accountants. The table does not contain all the financial statement line captions and notes that would be presented in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 or Annual Report on Form 10-K for the year ended December 31, 2006.

Month Ended
April 30, 2006
Select Statement of Operations Data:	(In thousands - Unaudited)

Revenue:
Well servicing	$90,678
Pressure pumping	17,059
Fishing and rental services	7,439
TOTAL REVENUE	$115,176

Costs and Expenses:
Well servicing	$56,983
Pressure pumping	9,582
Fishing and rental services	4,562
General and administrative	13,753
Interest (1)	3,582

April 30, 2006
Select Balance Sheet Data:	(In thousands - Unaudited)

Current Assets:
Cash and cash equivalents (2), (3)	$123,481
Accounts receivable, net of allowance for doubtful accounts	219,650
Inventory	16,958
Prepaid expenses and other current assets	28,417
TOTAL CURRENT ASSETS	$388,506

Current Liabilities:
Accounts payable	$71,166
Other accrued liabilities	89,324
Accrued interest	5,847
Current portion of long-term debt and capital lease obligations	12,748
TOTAL CURRENT LIABILITIES	$179,085

Long-term debt, less current portion (4)	$395,000
Capital lease obligations, less current portion	17,006
Non-current accrued expenses	33,994

NOTES

(1)          Interest expense includes amortization of deferred debt issue costs, discount and premium of approximately $169,000 for the month ended April 30, 2006.

(2)          Cash and short term investments at June 15, 2006 totaled approximately $108 million. The cash balance reflects a $24 million income tax payment made on June 15, 2006.

(3)          Capital expenditures were approximately $19 million for the month ended April 30, 2006.

(4)          There were no outstanding borrowings under the Company’s revolving credit facility at June 15, 2006.

The information herein represents the results for only one month and the information herein is not necessarily indicative of the results that may be reported for the fiscal year ended December 31, 2006. The information herein is select financial data and does not represent a complete set of financial statements, which would include additional financial data and notes to financial statements. Until the restatement of the Company’s prior year financial statements is completed, the unaudited information herein may differ from its restated financial statements. It is possible that the process of restating the prior year financial statements could require additional changes to the Company’s financial statements for 2006 that individually or in the aggregate could be material to the Company’s financial position, results of operations or liquidity.

Key Energy Services, Inc. is the world’s largest rig-based well service company. The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services. The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management. Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the impact of the Company’s current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the  predictions for timing of filing and amount of the restatements; the risk of possible changes in the scope and nature of, the time required to complete, the issuance of audit opinions on the Company’s prior year financial statements and the audit of the Company’s 2003, 2004 and 2005  financial statements; the impact of governmental investigations;  risks that the Company’s independent auditors might have audit adjustments which results in additional delay in the restatement process; risks that the Company’s inability to complete the restatement of its financial statements will impact operations; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases; possible over supply of new rigs coming into the market and weather risks;  risks that the Company will be unable to achieve budgeted financial targets;  risks affecting activity levels for rig hours, including the risk that commodity prices decline or the risk that capital budgets from the Company’s customers decrease; and risks and uncertainties attendant to litigation with former executive officers. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.